EXHIBIT 10.39

TITAN MACHINERY INC.

COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
FOR FISCAL YEAR 2012

The Titan Machinery Inc. Board of Directors approved the 2012 fiscal year base salaries for the executive officers as set forth below.

2012 Annual
Executive Officer and Title	Base Salary
David J. Meyer
Chairman and Chief Executive Officer	$330,000

Peter J. Christianson
President and Chief Operating Officer	$330,000

Mark P. Kalvoda
Chief Financial Officer	$225,000